EXHIBIT 5.1

July 23, 2018

Board of Directors

Plymouth Industrial REIT, Inc.

260 Franklin Street, Suite 700

Boston, Massachusetts 02110

Re:      Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Plymouth Industrial REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-226050) (the “Registration Statement””), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of 1,267,834 shares (including 165,770 shares subject to the Underwriters’ (as defined below) option to purchase additional shares ) (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the terms of an underwriting agreement, dated July 19, 2018 by and between the Company and D.A. Davidson & Co., as representative of the several underwriters named therein (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As counsel for the Company, we have examined the Registration Statement, the prospectus and prospectus supplement forming a part thereof and originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, documents, certificates and records as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, documents, certificates and records that we have reviewed; and (iv) the legal capacity of all natural persons. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

July 23, 2018

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K/A filed by the Company with the Commission, to the incorporation by reference of this letter into the Registration Statement and to the use of our name in the Prospectus dated July 12, 2018, Preliminary Prospectus Supplement dated July 18, 2018 and the Final Prospectus Supplement dated July 19, 2018, forming a part of the Registration Statement, under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Winston & Strawn LLP

Winston & Strawn LLP